Exhibit 99.1
News Release

Hi-Crush Partners LP Reports Second Quarter 2018 Results

•	Revenues of $248.5 million in 2Q 2018 vs. $218.1 million in 1Q 2018 and $135.2 million in 2Q 2017

•	Net income of $68.0 million in 2Q 2018 vs. $53.9 million in 1Q 2018 and $16.4 million in 2Q 2017

•	Adjusted EBITDA of $81.5 million in 2Q 2018 vs. $64.5 million in 1Q 2018 and $26.5 million in 2Q 2017

•
Distributable cash flow attributable to the limited partner unitholders of $66.6 million in 2Q 2018 vs. $56.4 million in 1Q 2018 and $22.9 million in 2Q 2017; 2Q 2018 distributable cash flow attributable to the holder of the incentive distribution rights of $7.8 million

•	Contribution margin per ton of $30.94 in 2Q 2018 vs. $29.08 in 1Q 2018 and $16.73 in 2Q 2017

HOUSTON, July 31, 2018 - Hi-Crush Partners LP (NYSE: HCLP), "Hi-Crush" or the "Partnership", today reported second quarter 2018 results. Revenues for the second quarter of 2018 totaled $248.5 million on sales of 3,037,504 tons of frac sand. This compares to $218.1 million of revenues on sales of 2,617,627 tons of frac sand in the first quarter of 2018. The limited partners' interest in net income was $60.5 million for the second quarter of 2018, resulting in $0.68 basic and $0.67 diluted earnings per limited partner unit. For purposes of calculating earnings per unit, the general partner's allocation of net income was $7.6 million for the second quarter of 2018.

Earnings before interest, taxes, depreciation and amortization adjusted for earnings from equity method investments ("Adjusted EBITDA") was $81.5 million in the second quarter of 2018, compared to $64.5 million for the first quarter of 2018. Distributable cash flow attributable to the limited partners for the second quarter of 2018 was $66.6 million compared to $56.4 million for the first quarter of 2018. Distributable cash flow attributable to the holder of the incentive distribution rights ("IDRs") for the second quarter of 2018 was $7.8 million compared to $2.0 million for the first quarter of 2018.

"The Hi-Crush team's dedication to execution and customer service was instrumental in achieving record volumes this quarter and increasing volumes by 16% sequentially over the first quarter," said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. "Our strong financial results reflect our expanding capabilities and the investments we have made throughout the cycle, particularly in frac sand logistics. Our announcements last week of the acquisition of FB Industries, execution of the amendment to an existing supply agreement with a major E&P in the Permian, and the related contract-backed expansion of our Northern White and in-basin Permian capacity, evidence our commitment to investing in our future to further improve our operating results and cash flow."

Second Quarter 2018 Results

Revenues for the second quarter of 2018 totaled $248.5 million, compared to $218.1 million for the first quarter of 2018. The increase was driven by increased sales volumes and improved pricing. Sales volumes increased as Class-1 rail service improved in the early part of the quarter. Pricing of sand, when comparing similar mesh size, location and point of sale increased by low single digits per ton. Average sales price declined to $70 per ton in the second quarter of 2018, compared to $73 per ton in the first quarter of 2018 as a result of an increase in volumes sold at the mine gate. The percentage of volumes sold at each delivery point varies quarter to quarter due to customer mix; however, volumes sold at the terminal or the wellsite are generally expected to grow over time as customers increasingly prefer landing sand closer to, or at, the wellsite. Of total sales volumes in the second quarter, 20% were sold at the wellsite through PropStreamTM, compared to 21% in the first quarter of 2018. Volumes sold direct to E&Ps were 31% in the second quarter of 2018, compared to 33% sold in the first quarter of 2018 and increased from 7% in the second quarter of 2017.

Contribution margin was $30.94 per ton in the second quarter of 2018, compared to $29.08 per ton in the first quarter of 2018. The 6% growth in contribution margin per ton primarily resulted from the absence of non-recurring costs incurred in the first quarter of 2018 and higher pricing. In the first quarter of 2018, contribution margin per ton was negatively impacted by higher production costs related to reduced sales volumes as a result of the Class-1 rail congestion and service issues, as well as normal wet plant maintenance for the Wisconsin plants.

"Our PropStream last mile logistics service continues to gain market share with customers we are targeting, which are the end users of sand, the E&Ps. Our sales volumes sold directly to E&Ps are increasing and we fully expect that over the near and medium-term, more E&Ps will continue to request direct sourced arrangements with proppant suppliers. Hi-Crush has led the way in this continuing market evolution," said Mr. Rasmus. "In addition to strong PropStream results, our operations benefited from an improvement in Class-1 rail service and less railroad congestion in the second quarter of 2018 relative to the first quarter."

Operational Update

At the end of the second quarter of 2018, Hi-Crush had 14 PropStream crews in the Permian Basin and Marcellus / Utica plays, an increase from 12 crews at the end of the first quarter of 2018. As of today, Hi-Crush has 15 PropStream crews, and expects more than 20 crews to be deployed by the end of 2018, in line with previous guidance.

On July 23, 2018, Hi-Crush announced it had entered into a purchase agreement to acquire FB Industries Inc. ("FB Industries" or "FB"), a leading manufacturer and marketer of silo-based frac sand management systems for total consideration of approximately $60 million and the potential for additional performance based payments. The transaction is subject to customary closing conditions and is expected to close in the third quarter of 2018. The Partnership expects to deploy 15 to 20 FB silo systems by the end of 2018.

"As we expand on our Mine. Move. Manage. operating strategy, and further diversify our business within frac sand logistics, the FB acquisition makes Hi-Crush the industry's only vertically-integrated provider of frac sand and proppant logistics solutions with a diversified production base, an owned and operated terminal network, and a differentiated last mile service offering both container and silo-based solutions," explained Mr. Rasmus. "We are extremely excited to expand our last mile service capabilities with the addition of silo-based systems."

Liquidity and Capital Expenditures

As of June 30, 2018, Hi-Crush had $25.4 million of cash and $103.6 million in available capacity under its Revolving Credit Agreement. The Partnership anticipates replacing its existing Revolving Credit Agreement upon execution of a $200 million senior secured revolving credit facility (the "ABL Facility"). The facility is subject to customary closing conditions and is expected to close on August 1, 2018. Upon closing, the initial available capacity under the ABL Facility is expected to be $120.4 million, comprised of $141.8 million borrowing base, net of $21.4 million letter of credit commitments.

As of June 30, 2018, the Partnership had $194.9 million of long-term debt outstanding, and was in compliance with the covenants defined in its Revolving Credit Agreement. On July 27, 2018, the Partnership priced a $450 million offering of 9.50% senior notes due 2026, the proceeds of which will be utilized to repay the existing Term Loan Credit Facility, fund the cash portion of the FB Industries acquisition, and to fund the remainder of the 2018 capital expenditure program announced on July 23, 2018. The offering is subject to customary closing conditions and is expected to close on August 1, 2018.

The Partnership recently provided updated guidance for 2018 total capital expenditures to be in the range of $180 to $210 million. The 2018 updated capex plan includes the development and construction of our second Kermit facility ("Kermit 2"), equipment builds to further expand market penetration of the FB Industries silo solution, the expansion of the Wyeville facility, and further growth in PropStream and other logistics initiatives.

"We are continuing to invest to meet the growing current and future needs of key customers. Fine mesh sand demand continues to increase and many E&P customers need greater volumes to meet their own forecasted completion programs. Operators are looking to reliable, efficient, and safe suppliers to fill that void and Hi-Crush has demonstrated excellence in all these categories," said Laura C. Fulton, Chief Financial Officer of Hi-Crush. "With a much more flexible capital structure resulting from our recent refinancing activities, and our capability to deliver last mile solutions with both silos and containers, we are well positioned to continue executing on our strategy and returning value to our unitholders."

Distribution

On July 20, 2018, Hi-Crush declared a quarterly cash distribution of $0.75 per unit on all common units, or $3.00 on an annualized basis, for the second quarter of 2018 up from the previous quarterly cash distribution of $0.225 per unit. The distribution will be paid on August 14, 2018, to unitholders of record on August 3, 2018.

"Our approach to capital return has always reflected balance and flexibility," said Ms. Fulton. "Given the Partnership's strong cash flow generation and completion of new financings during the quarter, the decision was made by the Board of Directors to distribute a large portion of available cash generated during the second quarter to unitholders. We expect that a higher portion of distributable cash flow will be paid out for the foreseeable future, however, the Board of Directors has not determined a set policy that will guide our distribution amounts or coverage in the near term. As we continue to evaluate conversion from an MLP to a C-Corp, this increase in the distribution for the second quarter also enables us to begin heading down one path of several that can facilitate a corporate structure conversion."

Outlook

For the third quarter of 2018, the Partnership expects total sales volumes to increase to a range of 3.0 to 3.2 million tons. The forecasted volumes sold reflect the expectation of continued strong completions activity. Pricing has continued to improve slightly in the third quarter of 2018.

"While demand, particularly for fine mesh sand, continues to ramp with increased proppant intensity and well completion activity, we believe the new supply will be absorbed quickly," said Ms. Fulton. "Some Northern White 100 mesh will be displaced from the Permian over the coming months, providing us with an opportunity to better serve customers in the Northeast and other basins where demand for fine mesh product has also been growing at an attractive pace. As additional frac sand supply becomes available, particularly in the Permian, we expect the pace of price increases to slow."

"The outlook for frac sand and Hi-Crush is positive. We are seeing strong and increasing demand across our product portfolio. With the addition of FB silos to the PropStream service line, we are very excited to start executing on our full suite of logistics solutions," said Mr. Rasmus. "Our team is laser focused on gaining profitable market share in the last mile, through full integration of FB, executing on the construction and future ramp up of our production plant expansion projects, and looking for more ways to partner with our growing customer base."

Conference Call

On Wednesday, August 1, 2018, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s second quarter 2018 results. Hosting the call will be Robert E. Rasmus, Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13680841. The replay will be available until August 15, 2018.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section.
Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets and goodwill, earnings (loss) from equity method investments and loss on extinguishment of debt. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is a premier provider of proppant and logistics solutions to the North American energy industry. Our portfolio of purpose-built production facilities is capable of producing 13.4 million tons per year of high-quality monocrystalline sand, a specialized mineral used as a proppant during the well completion process, necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. Our Wisconsin production facilities' direct access to major U.S. railroads enhances our delivery capabilities into consuming basins, while our strategically located owned and operated in-basin terminals as well as our Texas production facility positions us within close proximity to significant activity in all major oil and gas basins for advantageous truck transportation. Our integrated distribution system, enhanced by our innovative PropStream logistics solution, efficiently delivers proppant the "last mile" into the blender, providing customers surety of supply from mine to wellsite. For more information, visit www.hicrush.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "should," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "hope," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," "likely," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (the "SEC"), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2017 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Caldwell Bailey, Lead Investor Relations Analyst
Marc Silverberg, ICR
ir@hicrush.com
(713) 980-6270

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	June 30,		March 31,
	2018	2017	2018
Revenues	$248,520	$135,220	$218,113
Cost of goods sold (excluding depreciation, depletion and amortization)	154,531	99,882	141,983
Depreciation, depletion and amortization	10,482	7,596	7,799
Gross profit	83,507	27,742	68,331
Operating costs and expenses:
General and administrative expenses	12,616	8,961	10,940
Accretion of asset retirement obligations	123	114	126
Other operating expenses	184	143	1,021
Income from operations	70,584	18,524	56,244
Other income (expense):
Earnings from equity method investments	1,144	296	1,166
Interest expense	(3,720)	(2,440)	(3,461)
Net income	$68,008	$16,380	$53,949
Earnings per limited partner unit:
Basic	$0.68	$0.18	$0.60
Diluted	$0.67	$0.18	$0.59

	Six Months Ended
	June 30,
	2018	2017
Revenues	$466,633	$218,584
Cost of goods sold (excluding depreciation, depletion and amortization)	296,514	171,965
Depreciation, depletion and amortization	18,281	12,424
Gross profit	151,838	34,195
Operating costs and expenses:
General and administrative expenses	23,556	18,638
Accretion of asset retirement obligations	249	228
Other operating expenses	1,205	143
Income from operations	126,828	15,186
Other income (expense):
Earnings (loss) from equity method investments	2,310	(270)
Interest expense	(7,181)	(5,367)
Net income	$121,957	$9,549
Earnings per limited partner unit:
Basic	$1.32	$0.13
Diluted	$1.30	$0.13

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	June 30,		March 31,
	2018	2017	2018
Reconciliation of distributable cash flow to net income:
Net income	$68,008	$16,380	$53,949
Depreciation and depletion expense	10,482	7,599	7,799
Amortization expense	420	421	421
Interest expense	3,720	2,440	3,461
EBITDA	82,630	26,840	65,630
Earnings from equity method investments	(1,144)	(296)	(1,166)
Adjusted EBITDA	81,486	26,544	64,464
Less: Cash interest paid	(3,477)	(2,068)	(3,266)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(5,561)	(2,945)	(4,675)
Add: Accretion of asset retirement obligations	123	114	126
Add: Unit-based compensation	1,810	1,219	1,801
Distributable cash flow	74,381	22,864	58,450
Less: Distributable cash flow attributable to the holder of incentive distribution rights	(7,821)	—	(2,047)
Distributable cash flow attributable to limited partner unitholders	$66,560	$22,864	$56,403

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered through September 30, 2017. Effective October 1, 2017, we increased the estimated reserve replacement cost to $1.85 per ton produced and delivered, due to the addition of our Kermit facility. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Six Months Ended
	June 30,
	2018	2017
Reconciliation of distributable cash flow to net income:
Net income	$121,957	$9,549
Depreciation and depletion expense	18,281	12,428
Amortization expense	841	841
Interest expense	7,181	5,367
EBITDA	148,260	28,185
(Earnings) loss from equity method investments	(2,310)	270
Adjusted EBITDA	145,950	28,455
Less: Cash interest paid	(6,743)	(4,622)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(10,236)	(4,790)
Add: Accretion of asset retirement obligations	249	228
Add: Unit-based compensation	3,611	2,397
Distributable cash flow	132,831	21,668
Adjusted for: Distributable cash flow attributable to assets contributed by the sponsor, prior to the period in which the contribution occurred (b)	—	1,247
Distributable cash flow attributable to Hi-Crush Partners LP	132,831	22,915
Less: Distributable cash flow attributable to the holder of incentive distribution rights	(8,078)	—
Distributable cash flow attributable to limited partner unitholders	$124,753	$22,915

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered through September 30, 2017. Effective October 1, 2017, we increased the estimated reserve replacement cost to $1.85 per ton produced and delivered, due to the addition of our Kermit facility. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Hi-Crush Blair LLC, Hi-Crush Whitehall LLC and Other Assets for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Six Months Ended
	June 30,
	2018	2017
Operating activities	$136,693	$24,545
Investing activities	(41,839)	(412,314)
Financing activities	(75,083)	410,738
Net increase in cash	$19,771	$22,969

Unaudited Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash	$25,433	$5,662
Accounts receivable, net	145,627	139,448
Inventories	44,827	44,272
Prepaid expenses and other current assets	5,846	2,832
Total current assets	221,733	192,214
Property, plant and equipment, net	923,499	899,158
Intangible assets, net	7,575	8,416
Equity method investments	27,880	17,475
Other assets	7,902	5,877
Total assets	$1,188,589	$1,123,140
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$64,382	$46,794
Accrued and other current liabilities	38,912	29,931
Current portion of deferred revenues	5,399	4,399
Due to sponsor	8,677	12,399
Current portion of long-term debt	2,663	2,957
Total current liabilities	120,033	96,480
Deferred revenues	5,165	7,384
Long-term debt	192,207	194,462
Asset retirement obligations	10,428	10,179
Other liabilities	—	19,000
Total liabilities	327,833	327,505
Commitments and contingencies
Partners' capital:
General partner interest	—	—
Limited partners interest, 88,392,179 and 89,009,188 units outstanding, respectively	860,756	795,635
Total partners’ capital	860,756	795,635
Total liabilities and partners’ capital	$1,188,589	$1,123,140

Unaudited Per Ton Operating Activity
(Amounts in thousands, except tons and per ton amounts)

	Three Months Ended
	June 30,		March 31,
	2018	2017	2018
Sand sold	3,037,504	2,112,516	2,617,627
Sand produced and delivered	3,006,091	2,181,276	2,527,037
Contribution margin	$93,989	$35,338	$76,130
Contribution margin per ton sold	$30.94	$16.73	$29.08

	Six Months Ended
	June 30,
	2018	2017
Sand sold	5,655,131	3,497,403
Sand produced and delivered	5,533,128	3,548,088
Contribution margin	$170,119	$46,619
Contribution margin per ton sold	$30.08	$13.33

Unaudited Net Income per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Weighted average limited partner units outstanding:	2018	2017	2018	2017
Basic common units outstanding	88,392,179	91,021,799	88,629,958	82,352,555
Potentially dilutive common units	1,337,249	559,089	1,337,249	559,089
Diluted common units outstanding	89,729,428	91,580,888	89,967,207	82,911,644
Reconciliation of net income and the assumed allocation of net income under the two-class method for purposes of computing earnings per limited partner unit:

	Three Months Ended June 30, 2018
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$7,554	$66,294	$73,848
Assumed allocation of distribution in excess of earnings	—	(5,840)	(5,840)
Assumed allocation of net income	$7,554	$60,454	$68,008

Earnings per limited partner unit - basic		$0.68
Earnings per limited partner unit - diluted		$0.67

	Three Months Ended June 30, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of earnings in excess of distributions	—	16,380	16,380
Assumed allocation of net income	$—	$16,380	$16,380

Earnings per limited partner unit - basic		$0.18
Earnings per limited partner unit - diluted		$0.18

	Six Months Ended June 30, 2018
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$7,554	$86,182	$93,736
Assumed allocation of earnings in excess of distributions	(2,262)	30,483	28,221
Assumed allocation of net income	$5,292	$116,665	$121,957

Earnings per limited partner unit - basic		$1.32
Earnings per limited partner unit - diluted		$1.30

	Six Months Ended June 30, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of earnings in excess of distributions	—	9,549	9,549
Add back recast losses attributable to Whitehall and Other Assets through March 15, 2017	—	1,471	1,471
Assumed allocation of net income	$—	$11,020	$11,020

Earnings per limited partner unit - basic		$0.13
Earnings per limited partner unit - diluted		$0.13